Exhibit 1.01

Odysight.ai Inc.

Conflict Minerals Report

For the Year Ended December 31, 2025

Summary

This is the Conflict Minerals Report of Odysight.ai Inc. (“Odysight.ai”) for calendar year 2025, in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1” and the “Exchange Act,” respectively). Numerous terms that appear in this Conflict Minerals Report are defined in Rule 13p-1 and Form SD. Please see those sources, as well as Exchange Act Release No. 34-67716 (August 22, 2012) for relevant definitions (available at: http://www.sec.gov/rules/final/2012/34-67716.pdf).

Rule 13p-1 was adopted by the Securities and Exchange Commission pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which aims to prevent the use of certain “Conflict Minerals” that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (the “DRC”) or adjoining countries (including Angola, Burundi, The Central African Republic, The Republic of Congo, Uganda, Rwanda, South Sudan, Tanzania, and Zambia) (collectively, the “Covered Countries”). Conflict Minerals include: columbite-tantalite (“tantalum”), cassiterite (“tin”), wolframite (“tungsten”) and gold.

In accordance with Rule 13p-1, Odysight.ai carries out due diligence reasonably designed to (i) identify whether there are any Conflict Minerals necessary to the functionality or production of products manufactured by Odysight.ai or contracted by Odysight.ai to be manufactured by third parties, and if so, (ii) determine whether any of such Conflict Minerals originated in the DRC or Covered Countries, or are from recycled or scrap sources. Odysight.ai has designed its due diligence in accordance with the principles and procedures described further below, including that suppliers certify to the best of their knowledge the Conflict Minerals status of the components they supply to us and agree to update us of any future change in such status.

As a result of Odysight.ai’s due diligence efforts for the year covered by this Conflict Minerals Report, Odysight.ai has determined, to the best of its knowledge, that its products, including their components, which consist of visual sensors, processing units and our overall solution, may contain Conflict Minerals.

Odysight.ai has concluded in good faith that, with respect to its products, the potential Conflict Minerals that these products contain are “DRC Conflict Undeterminable”. While Odysight.ai takes its Conflict Minerals compliance very seriously, Odysight.ai, as a purchaser of various components and finished supplies, remains many layers removed from the mining of any potential Conflict Minerals that may be contained in its final products. Furthermore, Odysight.ai does not buy raw ore or unrefined Conflict Minerals, or make any direct purchases from the DRC or Covered Countries. Thus, Odysight.ai cannot determine the origin of any potential Conflict Minerals that may be in its final products with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or other Conflict Mineral-containing derivatives. The smelters and refiners in Odysight.ai’s supply chain — whom Odysight.ai typically does not know, due to their being so far down in the supply chain — are in the best position to know the origin of the ores.

Section (1) – Due Diligence

Odysight.ai has taken the following measures to exercise due diligence on the source and chain of custody of the potential Conflict Minerals in its products:

1.	Odysight.ai has established a management system regarding Conflict Minerals.

a.	Odysight.ai has adopted and implemented a Conflict Minerals Policy.

b.	Odysight.ai has structured various internal management procedures to support supply chain due diligence.

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2.	Odysight.ai has established a cross-functional Conflict Minerals Task Force (the “Task Force”) which meets periodically to review Odysight.ai’s products and production processes and identify any necessary potential Conflict Minerals related thereto. The Task Force includes the Company’s Operations Manager, Purchasing Manager, VP Special Operation, Quality Assurance Manager and Production Manager. The Task Force may include or consult with other relevant Odysight.ai personnel as necessary.

a.	The Task Force develops a list of components related to Odysight.ai’s products or production processes which the Task Force believes may contain a potential Conflict Mineral(s). The Task Force reviews and updates the list periodically (as its members may deem necessary).

b.	Supplier information relevant to each of the identified components is attached to the list.

c.	Odysight.ai contacts each new supplier of a component or each existing supplier that supplies the Company with a new component to determine whether the specific component contains a potential Conflict Mineral.

d.	If it is determined that the component contains a potential Conflict Mineral, or if the supplier is unable to specify if the component contains a Conflict Mineral, Odysight.ai sends the supplier a follow-up letter (the “Odysight.ai Supplier Conflict Minerals Letter”) describing Conflict Minerals and Odysight.ai’s commitment to Conflict Minerals compliance, including our policy to work to refrain from using smelters or refiners from conflict affected and high-risk areas. The Odysight.ai Supplier Conflict Minerals Letter requests that the supplier declare to the best of their knowledge the Conflict Minerals status of the component supplied to us and agree to update us of any future change in such status. The Company certifies and periodically re-certifies its suppliers on the basis of this and other declarations.

e.	To ensure an adequate response, Odysight.ai follows up with each supplier to whom it sends this follow-up letter.

The Task Force met in 2026 and followed the procedure described above for the year ended 2025. The results of the Task Force inquiry showed no change from the prior year, meaning that no new components were added to the list of components that may contain Conflict Minerals and no new suppliers of such components were added to such list.

3.	Odysight.ai has adopted a conflicts mineral provision for its quality agreements with critical suppliers which is incorporated into new quality agreements and inserted into existing quality agreements as they are renewed.

4.	Odysight.ai has designed and implemented a strategy to respond to identified risks. Odysight.ai’s strategy includes the following:

a.	Odysight.ai will work with suppliers, if necessary, to identify and use alternate sub-suppliers for any component deemed to include Conflict Minerals from the DRC or Covered Countries.

b.	The Task Force communicates findings of its supply chain risk assessment to the Operations Manager of Odysight.ai.

c.	Odysight.ai informs relevant employees as to its Conflict Minerals Policy and has mechanisms in place, including as described in its Code of Business Conduct and Ethics available on its website, whereby Odysight.ai employees can report violations of Company policies.

5.	Odysight.ai makes its Conflict Minerals Policy available on its website.

We believe that the Conflict Minerals processes outlined above have mitigated the risk that components necessary to the functionality or production of Odysight.ai’s products contain Conflict Minerals from the DRC or Covered Countries. Odysight.ai continues to improve its Conflict Minerals processes by (a) continuing to communicate and work with its direct suppliers to ensure, to the best of Odysight.ai’s ability, a Conflict Mineral-free supply chain and (b) expanding the number of supplier quality agreements containing a Conflict Minerals clause. Odysight.ai is committed to promoting responsible sourcing practices and intends to take additional steps, as needed, to mitigate the risk that the necessary Conflict Minerals contained in its products directly or indirectly finance or benefit armed groups in the DRC or Covered Countries. These steps include engaging with our suppliers to encourage their sourcing from responsible smelters and refiners and their ongoing monitoring to improve traceability measures.

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Section (2) – Product Description and Conclusions

Based on Odysight.ai’s due diligence, Odysight.ai determined for the period covered by this Conflict Minerals Report that the Odysight.ai products listed below contain or have production processes which actually or potentially utilize Conflict Minerals, and that the status of our products is “DRC Conflict Undeterminable.”

Company products: Odysight.ai has developed and manufactures visual sensors, processing units and our overall solution. In some cases, these products contain tin and gold and may contain tantalum, each a Conflict Mineral. In addition, certain of our production processes utilize or potentially utilize Conflict Minerals.

Because Odysight.ai, as a purchaser of certain finished parts, and its direct suppliers are several layers removed from the mining of any Conflict Minerals that may be contained in Odysight.ai’s products, Odysight.ai is unable to determine the origin of these minerals with any certainty.

Forward Looking Statements

Information set forth in this Form SD and Conflict Minerals Report contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, expectations regarding monetization of backlog and improvements in financial performance, as well as statements regarding long-term growth prospects. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward- looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) our ability to scale up our operations, including market acceptance and large-scale adoption of our vision-based sensor products, (ii) the amount and timing of future sales and our long and unpredictable sales cycles, (iii) our ability to maintain product quality and performance at an acceptable cost and meet technical and quality specifications, (iv) our ability to accurately estimate the future supply and demand for our solutions and changes to various factors in our supply chain, (v) the market for adoption of vision-based sensor technologies, (vi) compliance with existing laws and regulations and regulatory developments in the United States, Israel, and other jurisdictions, including trade control laws, export authorizations and safety regulations, (vii) our plans and ability to obtain, maintain, and protect intellectual property rights, including extensions of patent terms, and our ability to avoid infringing the intellectual property rights of others, (viii) the need to hire additional personnel and our ability to attract and retain such personnel, including key members of our senior management, (ix) our estimates regarding expenses, backlog, future revenue, capital requirements and need for additional financing, (x) our dependence on third parties, including suppliers and strategic partners, (xi) our dependence on a limited number of customers for a substantial portion of our revenues, and the impact if order volumes from existing or anticipated customers do not meet expectations (xii) our financial performance and history of operating losses, (xiii) the growth of regulatory requirements and incentives, (xiv) the incorporation of artificial intelligence, or AI, and machine learning, or ML, into our products, (xv) risks related to product liability claims or product recalls, (xvi) cybersecurity risks and potential data security breaches, (xvii) the overall global economic environment and trade tensions, including the adoption or expansion of economic sanctions, tariffs or trade restrictions, (xviii) challenges and risks related to sales to government entities and highly regulated organizations, (xix) the impact of competition and new technologies, (xx) limitations and exclusivity provisions in our customer agreements and restrictions on the use of intellectual property, (xxi) our ability to ensure that our solutions interoperate with a variety of hardware and software platforms, (xxii) our plans to continue to invest in research and develop technology for new products, (xxiii) our plans to potentially acquire complementary businesses, (xxiv) the impact of future pandemics on our business and on the business of our customers, (xxv) fluctuations in foreign currency exchange rates, (xxvi) security, political and economic instability in the Middle East that could harm our business, including due to the security situation in Israel; and military conflicts with Iran and terrorist organizations, (xxvii) the increased expenses and requirements associated with being a listed public company on the Nasdaq Capital Market, or Nasdaq, and (xxviii) risks associated with our dual listing on the Tel Aviv Stock Exchange, or the TASE, including price volatility, liquidity and regulatory requirements. These and other important factors discussed in Odysight.ai’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 19, 2026, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

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